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EL PASO CORPORATION

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SELIM K. ZILKHA

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The following press release was issued today:

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations

Kekst and Company	Innisfree M&A Incorporated

Attn: Victoria A. Weld and Lawrence A. Rand	Attn: Alan M. Mille

Tel: (212) 521-4800	(212) 750-5833

Selim Zilkha Addresses El Paso’s Shareholder Meeting and Nominates Candidates

To Replace El Paso’s Current Board

Houston, Texas, June 17, 2003—Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP) nominated himself and eight other candidates to the Board of Directors of El Paso at the Annual Shareholders’ Meeting in Houston today. In his nomination speech, Mr. Zilkha also reiterated his motivations for the proxy fight he and Oscar Wyatt, also a major El Paso shareholder, have waged against the current El Paso management and Board over the last four months.

The complete text of the speech appears below:

I am Selim Zilkha, an El Paso shareholder.

After being approached by Oscar Wyatt, who expressed extreme concern over El Paso’s financial machinations and watching —with increasing dismay and alarm—El Paso’s mounting troubles, I recognized that the company was in desperate need of change if it was to survive. The stock price had declined by approximately 90%. Excessive debt levels had triggered a liquidity crisis. El Paso had no strategic direction and its existing assets were being sold off at bargain basement prices with the income being lost in order to keep the company afloat a little longer. Oscar and I agreed that something clearly had to be done.

I met with some of the existing directors, laid out a plan, and requested that changes be made, starting at the top, with the termination of Bill Wise as CEO. My entreaties were ignored. It became clear to me that only fundamental, systemic cultural change could save El Paso. And so we began this proxy solicitation, with several objectives in mind.

•	First, to replace Bill Wise with a CEO who had the necessary business experience to successfully run El Paso, a CEO with integrity and a commitment to best practices in corporate governance.

•	Second, to replace the existing board of directors with a slate of nominees with oil and gas industry experience, a history of creating value for shareholders, expertise in restoring troubled companies to profitability, and the highest standards of operating and financial integrity.

Our goal was to change the existing culture of El Paso

•	From a culture that rewards poor performance with outrageously generous severance packages while shareholders suffer, to a culture that is based on responsibility, where the board and management make decisions based on what will benefit the company and shareholders, not what will maximize personal gain.

•	From a level of financial disclosure so poor that even an analyst at Morgan Stanley could not determine the company’s true level of debt, to one that has an income statement and a balance sheet that are easy to understand.

•	Finally, we wanted to convert the company from one which kept changing its business plan, to one that had a clearly articulated strategic plan and a management that could be trusted to implement it.

Our proposed directors have spent the last six or so weeks criss-crossing the country, talking to shareholders, and meeting with other major El Paso investors and advisory services. They too, wanted to see positive action.

Since we began this proxy solicitation, three substantial changes have taken place at the company, undoubtedly due to the pressure we have been able to apply. Specifically:

•	Bill Wise has been terminated as CEO.

•	The board has added 3 new members and

•	This annual meeting is being held in Houston with the media allowed to attend. This, in itself is quite a change from last year’s meeting, held furtively in Dallas, with reporters barred from attending.

•	These changes are not enough.

To try to save a company, which despite having world-class assets, has been brought to its knees by terrible mismanagement, requires people who are willing to take a stand and fight. We must improve corporate governance, both to restore credibility and to protect shareholder rights. We thank our many supporters in this fight—from former employees working as volunteers, to current employees and contractors who have risked their future employment, to fellow shareholders who publicly announced their support. We are extremely grateful to all of you for your efforts.

Whatever the outcome of today’s shareholder vote—win or lose—certain messages must be indelibly etched on the mind of El Paso’s next board and management going forward.

•	There must be no backsliding—El Paso must continue the struggle to right this ship.

•	The company must be led by a talented and credible CEO, like Steve Chesebro’, with the skills to manage El Paso’s outstanding employee base as they work together to turn the company around.

•	When executives fail to perform, they must be terminated—without obscene severance packages, and must not be hired back as consultants as is the current modus operandi.

•	El Paso’s financial disclosure must meet the highest standards of transparency—no more unintelligible 400+ page 10Qs—no more unusual financings, no more paying outrageously high fees to investment bankers and consultants.

•	El Paso must dramatically reduce costs—examine each existing asset and determine how to restore it to profitability—and if it cannot be restored to profitability, must sell it for the best price.

•	El Paso must clearly define what constitutes its core businesses, and focus its available resources on growing and strengthening those assets.

•	These are the things the present board cannot and will not do. They have proved that they do not have the ability to execute.

If our nominees are elected, we will work tirelessly to achieve these objectives. If we are not, we will know we have tried our best to restore value to El Paso’s shareholders. Whichever slate wins, it will be essential that El Paso’s board remember these objectives and work toward them. The shareholders will be watching, and will never again tolerate mismanagement and financial obfuscation.

It is now my pleasure to introduce and formally nominate the highly qualified nominees we have put forward for your support. In addition to myself I nominate:

•	R. Gerald Bennett

•	C. Robert Black

•	Charles Bowman

•	Stephen D. Chesebro’ (who will be our CEO)

•	Ted Earl Davis

•	John J. Murphy (who will be Chairman of El Paso if we win)

•	Judge John V. Singleton

•	And Ronald J. Burns (who was unable to join us today)

In addition, I formally move the other proposals listed in my proxy statement.

One final word: I would like to recognize Oscar Wyatt . The incumbent management has tried to make Oscar a negative issue in this campaign: they were wrong. Oscar is a major shareholder of El Paso; he feels strongly about this company. Having sold the company he founded and built to El Paso, only to see the value he created destroyed, he feels he owes it to his former Coastal employees and all El Paso shareholders to do his utmost to help re-build that value. That is why he met with me to discuss launching this proxy fight and that is why he and many of his former employees have worked tirelessly over the past several months in support of our nominees.

For more information, please visit www.saveelpasonow.com.

If you need assistance in voting your shares, please call Innisfree M&A Incorporated, toll-free, at (877) 750-5837. Banks and brokers, please call collect at (212) 750-5833.

# # #

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this press release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This press release may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this press release, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.